Exhibit 12 (a)

                             BNP U.S. FUNDING L.L.C.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (in thousands, except ratios)

                                                            For the Six
                                                            Months Ended
                                                            June 30, 2003
                                                             (unaudited)
                                                            -------------
Net income                                                   $   13,116
                                                             ==========
Fixed charges:
      Audit fees                                                     37
      Trustee fees                                                   78
      Administrative and consulting fees                            602
                                                             ----------
Total fixed charges                                                 717
                                                             ----------
Earnings before fixed charges                                $   13,833
                                                             ----------
Fixed charges, as above                                             717
                                                             ----------
Ratio of earnings to fixed charges
                                                                  19.29
                                                             ----------